UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2025

XPONENTIAL FITNESS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40638	84-4395129
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17877 Von Karman Ave., Suite 100

Irvine, CA 92614

(Address of principal executive offices) (Zip Code)

(949) 346-3000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	XPOF	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 8, 2025, certain subsidiaries of Xponential Fitness, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”), by and among Xponential Intermediate Holdings, LLC, a Delaware limited liability company (“Holdings”), Xponential Fitness LLC, a Delaware limited liability company (the “Borrower”), HPS Investment Partners LLC, as administrative agent and collateral agent and the lenders from time to time party thereto (the “Lenders”). Capitalized terms used in this Item 1.01 but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement.

Pursuant to the Credit Agreement, the Lenders have provided to the Borrower Closing Date Term Loans in an aggregate principal amount equal to $525 million and Revolving Commitments in an aggregate principal amount of $25 million. The Closing Date Term Loans and Revolving Loans will bear interest at a rate per annum based upon, at the Borrower’s option, the Term SOFR or the Base Rate, plus, in each case, a leverage-based margin.

The proceeds of the Closing Date Term Loans were used in part on the closing date of Credit Agreement that occurred on December 8, 2025 (“Closing Date”) to (i) fund the Closing Date Refinancing, (ii) repurchase the Preferred Stock (as defined below) and (iii) to pay the Transaction Expenses. The proceeds of the Revolving Loans will be used by the Borrower after the closing date of the financing for working capital and general corporate purposes.

Commencing with the fiscal quarter ending March 31, 2026, and subject to customary adjustments, the Borrower will be required to repay (a) on the last Business Day of each March, June, September and December (each a “Principal Payment Date”), an aggregate principal amount equal to (i) 0.25% of the aggregate principal amount of all Closing Date Term Loans outstanding on the Closing Date, in respect of the first four (4) Principal Payment Dates (commencing March 31, 2026), (ii) 0.75% of the aggregate principal amount of all Closing Date Term Loans outstanding on the Closing Date, in respect of the next four (4) Principal Payment Dates (i.e., commencing on March 31, 2027) and (iii) 1.25% of the aggregate principal amount of all Closing Date Term Loans outstanding on the Closing Date, in respect of each Principal Payment Date thereafter (i.e., commencing on March 31, 2028). The Credit Agreement includes provisions requiring customary mandatory prepayments, including, without limitation, arising from the incurrence of new debt or the receipt of proceeds from certain dispositions or casualty events, in each case, subject to customary exceptions for facilities of this type.

The obligations of the Borrower under the Credit Agreement are jointly and severally guaranteed by Holdings and certain subsidiaries of Holdings (collectively, the “Guarantors”, and together with the Borrower, the “Loan Parties”). The obligations of the Loan Parties are secured by a first priority lien on substantially all of their assets, subject to customary exceptions.

The Credit Agreement contains various conditions to borrowing and certain customary affirmative and negative covenants, including, without limitation, covenants that restrict the ability of Holdings, the Borrower and its Restricted Subsidiaries to incur debt, grant liens, make investments, make restricted payments and dispose of assets. The Credit Agreement includes a financial covenant requiring the Borrower to maintain a Total Net Leverage Ratio not to exceed a certain threshold (pursuant to the table as set forth in Section 7.12 of the Credit Agreement) as of the last day of each Test Period commencing with the Test Period ending March 31, 2026. The Credit Agreement also contains customary events of default.

The Closing Date Term Loans will mature five years after the Closing Date and the Revolving Commitments will terminate five years after the Closing Date.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 1.02	Termination of a Material Definitive Agreement.

Substantially concurrently with the closing of the refinancing transaction under the Credit Agreement, all outstanding loans in the amount of approximately $369.2 million and other obligations outstanding under that certain Credit Agreement, dated as of April 19, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”), by and among, inter alios, the Borrower and Wilmington Trust, National Association, as administrative agent, and the other parties thereto from time to time, were repaid and the credit facilities thereunder were terminated. In connection with the termination of the Existing Credit Agreement, the Borrower paid an exit fee of approximately $7.2 million and a make-whole premium of approximately $10.4 million.

For a description of the material terms and conditions of the Existing Credit Agreement, see Note 8 to the Company’s consolidated condensed financial statement included in the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (the “SEC”) on November 10, 2025, which description is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this report is hereby incorporated by reference into this Item 2.03.

Item 7.01	Regulation FD

On December 8, 2025, the Company issued a press release announcing the entry into the Credit Agreement and the Repurchase Transaction as disclosed in Item 1.01 and Item 8.01, respectively, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 and the related information in Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or otherwise subject to the liabilities of that section and shall not be deemed incorporated by reference in any filing made by the Company under the Securities Act of 1933, as amended or the Exchange Act except as set forth by specific reference in such filing.

Item 8.01	Other Events

On December 8, 2025, the Company entered into a privately negotiated preferred stock repurchase agreement (the “Repurchase Agreement”) with holders of its issued and outstanding 6.50% Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and 6.50% Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred Stock” and, together with the Series A Preferred Stock, the “Preferred Stock”) pursuant to which the Company agreed to pay in cash to such holders an aggregate of approximately $127.0 million and approximately $1.4 million in accrued and unpaid dividends in exchange for the repurchase of 114,660 shares of issued and outstanding Preferred Stock (the “Repurchase Transaction”). The Repurchase Transaction closed on the Closing Date, substantially concurrently with the closing of refinancing transaction under the Credit Agreement. Following the Repurchase Transaction, no shares of Preferred Stock remain outstanding.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Credit Agreement, dated as of December 8, 2025, by and among Xponential Fitness, LLC, the lenders party thereto from time to time and HPS Investment Partners, as administrative agent and collateral agent.*

99.1	Press Release dated December 8, 2025.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within Inline XBRL document

*

The Company has omitted schedules and exhibits pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of the omitted schedules and exhibits to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XPONENTIAL FITNESS, INC.

Date: December 8, 2025	By:	/s/ John Meloun
	Name:	John Meloun
	Title:	Chief Financial Officer